                                                                    Exhibit 23.4

                            INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Pomeroy Computer Resources, Inc. (the "Company") for the registration of shares of common stock and to the incorporation by reference therein of our report dated February 21, 1995, included in the Company's Current Report on Form 8-K dated March 28, 1996, as amended by the Company's Current Report on Form 8-K/A dated May 13, 1996, with respect to the financial statements of The Computer Supply Store, Inc., for the year ended December 31, 1994.

\s\ Northup, Haines, Kaduce, Schmid, Macklin, P.C.

Northup, Haines, Kaduce, Schmid, Macklin, P.C.
West Des Moines, Iowa
January 3, 1997








                                        -129-